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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE    CONTACTS:  Marie Probst   Doug DeLieto
                                    Gensym Corp.   The Financial Relations Board
                                    617-588-9214   212-661-8030
                              mprobst@gensym.com   dad@ny.frbd.com


                GENSYM CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN


CAMBRIDGE, Mass., --April 8, 1997--Gensym Corp., (NASDAQ:GNSM), a leading supplier of software and services for intelligent solutions, today announced that its Board of Directors has adopted a Shareholder Rights Plan in which preferred stock purchase rights will be distributed on April 28, 1997 as a dividend at the rate of one Right for each share of Gensym Corp. Common Stock outstanding as of the close of business on that date.

The Rights Plan is designed to enable all shareholders of Gensym Corp. to realize the long-term value of their investment in the Company. Specifically, the Plan is intended to deter coercive or unfair takeover tactics and to prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company's shareholders. The Rights are not being distributed in response to any specific effort to acquire control of the Company, and the Board is not aware of any such effort. The Rights will expire on April 8, 2007, unless earlier redeemed or exchanged.

Lowell B. Hawkinson, Gensym chairman and chief executive officer, stated, "Strengthening our Board's ability to represent the interests of all shareholders is especially important now because the Board believes the company's common stock price does not adequately reflect the long-term value of Gensym."

Mr. Hawkinson also indicated that the Rights Plan "will not restrict consideration by the Board of any offer on terms favorable to all shareholders, but is intended to protect the interests of shareholders in the event that the Company is confronted with coercive or unfair takeover tactics." He noted that such tactics include a partial or


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GENSYM CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN/page 2


two-tiered tender offer that does not treat all shareholders equally, the acquisition in the open market or otherwise of shares constituting control without offering fair value to all shareholders, or other abusive takeover tactics. Mr. Hawkinson also noted that similar plans have been adopted by over 2,500 public companies.

Each Right will entitle the holders of Common Stock of Gensym Corp. to purchase one one-thousandth of a share of a new series of junior participating preferred stock of the Company at an exercise price of $35.00. The Rights will be exercisable only if a person or group has acquired beneficial ownership of 20% or more of the Common Stock of the Company or announces a tender or exchange offer that would result in such person or group owning 20% or more of the Common Stock of the Company.

If any person becomes the beneficial owner of 20% or more of the shares of Common Stock of the Company, except pursuant to a tender or exchange offer for all shares at a fair price as determined by the outside Board members, each Right not owned by the 20% or more shareholder will enable its holder to purchase that number of shares of the Company's Common Stock which equals the exercise price of the Right divided by one-half of the current market price of such Common Stock at the date of the occurrence of the event. In addition, if the Company is involved in a merger or other business combination transaction with another person or group in which it is not the surviving corporation or in connection with which its Common Stock is changed or converted, or it sells or transfers 50% or more of its assets or earning power to another person, each Right that has not previously been exercised will entitle its holder to purchase that number of shares of Common Stock at the date of the occurrence of the event.

The Company will generally be entitled to redeem the Rights at $.01 per Right at any time until the 10th day following public announcement that a 20% stock position has been acquired and in certain other circumstances.


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GENSYM CORPORATION ADOPTS SHAREHOLDER RIGHTS PLAN/page 3


Founded in 1986, Gensym Corp. is a leading supplier of software and services for intelligent systems that help organizations manage and optimize complex dynamic processes. Common applications include quality management, process optimization, dynamic scheduling, network fault management, energy and environmental management, and abnormal situation management. Gensym has sold more than 7,000 product licenses to organizations in manufacturing, communications, aerospace, transportation, finance, and other industries. Based in Cambridge, Mass., Gensym has offices in North America, Europe, Africa, and the Pacific Rim. Visit Gensym on line at http://www.gensym.com.